FIRST AMENDMENT

THIS FIRST AMENDMENT (this “Amendment”) is made and entered into as of March 9, 2006 for reference purposes only, by and between PAOC, LLC, a Delaware limited liability company (“Landlord”), and BRIDGE BANK OF SILICON VALLEY N.A., a federally chartered national bank (“Tenant”).

RECITALS

A.
Landlord (as successor in interest to C.M Capital Corporation, a California corporation) and Tenant are parties to that certain lease dated October 15, 2001 and accompanied by an Addendum of the same date (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 2,975 rentable square feet (the “Original Premises”) described as Suite Nos. 101 and 103 on the first floor of the building commonly known as the Palo Alto Office Center located at 525 University Avenue, Palo Alto, California (the “Building”).

B.
Tenant and Landlord have agreed to relocate Tenant from the Original Premises to space containing approximately 6,495 rentable square feet described as Suite No. 31 of the Building, as shown on Exhibit A hereto (the “Substitution Space”), and that the Lease be appropriately amended on the following terms and conditions.

C.	The Lease by its terms shall expire on November 30, 2006 (the “Prior Termination Date”), and the parties desire to extend the Term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Substitution Space.

(a) Effective as of the Substitution Effective Date (defined below), the Substitution Space is substituted for the Original Premises and, from and after the Substitution Effective Date, the “Premises”, as defined in the Lease and as used herein, shall be deemed to mean the Substitution Space containing approximately 6,495 rentable square feet and described as Suite No. 31 of the Building.

(b) Subject to Section 8 below, the Term (“Substitution Space Term”) for the Substitution Space shall commence on February 1, 2007 (the “Substitution Effective Date”) and end on the Extended Termination Date (defined below). The Substitution Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Substitution Space. Effective as of the Substitution Effective Date, the Lease shall be terminated with respect to the Original Premises, and the “Premises”, as defined in the Lease and as used herein shall mean the Substitution Space. Tenant shall vacate the Original Premises as of the date that is not later than seventy-five (75) days following the Substitution Effective Date (such date that Tenant is required to vacate the Original Premises being referred to herein as the “Original Premises Vacation Date”) and return the same to Landlord in “broom clean” condition and otherwise in accordance with the terms and conditions of the Lease, as amended hereby; provided however that in the event that Tenant is delayed in occupying in Substitution Space due to a Force Majeure Event (defined below), Tenant shall be entitled to delay the Original Premises Vacation Date for a period not to exceed thirty (30) days so long as Tenant provides Landlord with written notice of the need for such delay and documentation reasonably satisfactory to Landlord evidencing such Force Majeure Event prior to the expiration of such seventy-five (75) day period. Notwithstanding anything to the contrary contained herein, if the Original Premises Vacation Date is subsequent to the Substitution Effective Date (such period commencing on the Substitution Effective Date and ending on the Original Premises Vacation Date is referred to herein as the “Vacation Period”), then during the Vacation Period, Tenant shall comply with all terms and provisions of the Lease, as amended hereby, with respect to the Original Premises as though the Original Premises were still deemed part of the Premises hereunder, and Tenant shall pay Rent with respect to the Original Premises during the Vacation Period in accordance with the Lease, as amended hereby. Following the Vacation Period, Tenant’s obligation for payment of Rent shall be determined in accordance with Section 12 below. As used herein, a “Force Majeure Event” shall mean an act of God, shortage of labor or materials, war, terrorist act or civil disturbance; provided that a delay cause by a Force Majeure Event shall not include any delay in obtaining any permits or other governmental approvals with respect to the Substitution Space and/or the Tenant Improvements (as defined in Exhibit B attached hereto). Tenant shall provide Landlord with not less than ten (10) business days’ prior written notice of the date Tenant reasonably anticipates that Tenant will vacate the Original Premises pursuant to this Section 1(b).

(c) The Substitution Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Substitution Space for any reason, including but not limited to, holding over by prior occupants and Landlord shall use commercially reasonable efforts to obtain timely possession of the Substitution Space. Any such delay in the Substitution Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Substitution Effective Date is delayed, the Extended Termination Date shall be similarly extended.

(d) Upon written notice from Tenant, Landlord shall use commercially reasonable efforts to facilitate access to the Substitution Space by Tenant prior to the Substitution Effective Date solely for preliminary space planning purposes; provided that any such access to the Substitution Space shall be subject to the prior written consent of Citibank (as defined in Section 8 below), any conditions imposed thereon by Citibank, and the remaining terms of this Section 1(d). Tenant hereby acknowledges and agrees that during such time that Tenant and Tenant’s Agents have early access to the Substitution Space pursuant to this Section, neither Landlord nor any Landlord’s Agents shall be directly or indirectly liable to Tenant or any other person and Tenant hereby waives any and all claims, known or unknown, against and releases Landlord and Landlord’s Agents from any and all claims arising as a consequence of or related to (a) access to the Substitution Space by Tenant and any Tenant’s Agents prior to the Substitution Effective Date, (b) Tenant’s inability to access the Substitution Space, including without limitation as a result of any refusal by Citibank to grant such access to Tenant or Tenant’s Agents, and (c) any and all losses, claims, damages, costs or expenses sustained by Tenant, any Tenant’s Agents or any third party resulting from any other act or omission (regardless of whether same constitutes negligence) of Citibank, its agents, employees and contractors. Tenant shall be liable for and Tenant’s indemnity obligation pursuant to Paragraph 7(b) of the Lease shall apply to any Losses relating to or arising from any access to the Substitution Space by Tenant and any Tenant’s Agents pursuant to this Section 1(d).

2. Extension. The Term of the Lease is hereby extended for a period of eighty-six (86) months and shall expire on January 31, 2014 (the “Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing December 1, 2006 (the “Extension Date”) and ending on the Extended Termination Date shall be referred to herein as the “Extended Term”.

3.	Base Rent.

(a) Original Premises Through the Original Premises Vacation Date. Base Rent (subject to adjustments pursuant to Section 3(d) below), Monthly, Additional Rent, Additional Rent and all other charges under the Lease shall be payable as provided therein with respect to the Original Premises through and including the Original Premises Vacation Date.

(b) Substitution Space From the Substitution Effective Date. As of the Substitution Effective Date, the schedule of Base Rent payable with respect to the Substitution Space during the first twelve (12) months of the Substitution Space Term is the following, subject to adjustments pursuant to Section 3(d) below:

Period	Monthly Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
Substitution Effective Date - Month 12	$4.50	$350,730.00	$29,227.50

(c) Notwithstanding anything in the Lease or this Amendment to the contrary, so long as Tenant is not in default under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent in the amount of $29,227.50 (the “Abated Base Rent”) and Tenant’s percentage share of Operating Expenses, in each case solely with respect to the Substitution Space (collectively, the “Abated Rent”), for the first two (2) full calendar months of the Substitution Space Term (the “Rent Abatement Period”). In addition, in the event the Substitution Effective Date occurs prior to February 1, 2007 pursuant to Section 8 below, following the expiration of the Rent Abatement Period, Tenant shall be entitled to an additional abatement of Base Rent and Tenant’s percentage share of Operating Expenses (in each case, solely with respect to the Substitution Space) equal to seven (7) days of the sum of (i) the Base Rent payable for the Substitution Space, in the amount of $974.25 per day, and (ii) Tenant’s percentage share of Operating Expenses for the Substitution Space, prorated on a per diem basis, for every thirty (30) day period between the actual Substitution Effective Date and February 1, 2007 (the “Early Commencement Abated Rent”). By way of example only, if in accordance with Section 8 below, the Substitution Effective Date is October 1, 2006, then commencing as of January 1, 2007, Tenant shall be entitled to twenty-one (21) days of Early Commencement Abated Rent in an amount equal to $20,459.25 plus Tenant’s percentage share of Operating Expenses for the Substitution Space that would otherwise be payable during such 21-day period. If Tenant defaults at any time during the original Term or the Extended Term and fails to cure such default within any applicable notice and cure period under the Lease, as amended hereby, all Abated Rent and any Early Commencement Abated Rent shall immediately become due and payable. The payment by Tenant of the Abated Rent and any Early Commencement Abated Rent in the event of a default shall not limit or affect any of Landlord's other rights, pursuant to the Lease, as amended hereby, or at law or in equity. Only Base Rent and Tenant’s percentage share of Operating Expenses for the Substitution Space shall be abated as set forth above, and Base Rent and Monthly Additional Rent for the Original Premises, and all other Additional Rent payable pursuant to the Lease, as amended hereby, shall remain as due and payable pursuant to the provisions of the Lease, as amended hereby.

(d) Commencing as of the first anniversary of the Substitution Effective Date and continuing during each subsequent anniversary of the Substitution Effective Date during the Substitution Space Term (each, an “Adjustment Date”), Base Rent for the Substitution Space shall be adjusted in accordance with Paragraph 4(e) of the Lease; provided that during such period, (i) the definition of “Adjustment Date” set forth in Paragraph 4(e) of the Lease shall be deleted in its entirety and replaced with the definition of Adjustment Date set forth in this Section 3(d), and (ii) the definition of “Beginning Index” set forth in Paragraph 4(e) of the Lease as to the first Adjustment Date of the Substitution Space Term shall be amended to be the CPI Index most recently published prior to the Substitution Effective Date. Notwithstanding the forgoing, if the Original Premises Vacation Date is subsequent to the Extension Date, Base Rent for the Original Premises shall be subject to adjustment pursuant to Paragraph 4(e) of the Lease, without reference to the above set modifications with respect to the definitions of Adjustment Date and Beginning Index.

4. Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

5. Tenant’s Percentage Share. For the period commencing with the Substitution Effective Date and ending on the Extended Termination Date, Tenant’s percentage share for the Premises is amended to be 3.81%.

6. Operating Expenses.

(a) Original Premises. Until the Original Premises Vacation Date, Tenant shall pay Monthly Additional Rent applicable to the Original Premises in accordance with the terms of the Lease, as amended hereby.

(b) Substitution Space From Substitution Effective Date Through Extended Termination Date. For the period commencing with the Substitution Effective Date and ending on the Extended Termination Date, Tenant shall pay Monthly Additional Rent applicable to the Substitution Space in accordance with the terms of the Lease, as amended hereby.

7. Improvements to Substitution Space.

(a) Condition of Substitution Space. Tenant has inspected the Substitution Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided in this Amendment. Tenant hereby acknowledges and agrees that Landlord shall have no obligation to remove the vault currently existing in the Substitution Space. Notwithstanding anything to the contrary set forth in the Lease, as amended hereby, except to the extent caused by Tenant or any of the Tenant’s Agents, the base Building electrical, heating, ventilation and air conditioning, mechanical and plumbing systems servicing the Substitution Space shall be in good and working order as of the date Landlord delivers possession of the Substitution Space to Tenant. If the foregoing are not in good and working order as provided above, Landlord shall be responsible for repairing or restoring same at its cost and expense, provided that Tenant has delivered written notice thereof to Landlord not later than thirty (30) days following the date substantially completes the Tenant Improvements with respect to the Substitution Space. Notwithstanding the foregoing, Tenant, and not Landlord, shall be responsible, at its cost, for any repairs or the correction of any defects that arise out of or in connection with the specific nature of Tenant’s business, the acts or omissions of Tenant or any Tenant’s Agents, Tenant’s arrangement of any furniture, equipment or other property in the Substitution Space, any repairs, alterations, additions or improvements performed by or on behalf of Tenant including the Tenant Improvements (defined below), and any design or configuration of the Substitution Space created by or for Tenant which specifically results in the need for such repair to the correction of such defect in the base Building systems in the Substitution Space.

(b) Responsibility for Improvements to Substitution Space. Tenant may perform alterations and improvements to the Substitution Space in accordance with Exhibit B attached hereto (the “Tenant Improvements”) and Tenant shall be entitled to an improvement allowance in connection with such work as more fully described in Exhibit B. Upon full execution of this Amendment by the parties hereto, Tenant shall proceed with due diligence to obtain all permits and any other required governmental approvals with respect to the Tenant Improvements so long as such permits shall remain valid until the outside date that the Substitution Space may be delivered to Tenant and Tenant may substantially complete the Tenant Improvements in accordance with this Amendment. Notwithstanding anything to the contrary set forth in the Lease, in the event that as a result of the construction of any Standard Office Improvements (defined below), any alterations, additions or improvements are necessary to comply with Laws (as defined in Section 9(a) below) (collectively, the “Compliance Modifications”) with respect to (i) the common areas of the Building, including any base Building mechanical, electrical, plumbing or fire/life safety systems (the “Common Areas”), or (ii) the Substitution Space, Tenant shall not be required to perform such Compliance Modifications except as provided below. Accordingly, except as provided below, in the event that, as a result of the construction of any Standard Office Improvements, any Compliance Modifications are required to the Common Areas or the Substitution Space to comply with Laws, Landlord, at Landlord's expense (except to the extent properly included in Operating Expenses), shall be responsible for performing such Compliance Modifications, if any. Landlord shall have the right to contest any alleged violation of Laws in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make any Compliance Modifications necessary to comply with the terms of any final order or judgment. Notwithstanding the foregoing, (i) Tenant, not Landlord, shall be responsible for compliance with Title 24 of the California Code of Regulations (“Title 24”) with respect to the Substitution Space and shall perform any Compliance Modifications to the Substitution Space that are required by Title 24, and (ii) Tenant, not Landlord, shall perform at its sole cost any Compliance Modifications related to (A) any Tenant Improvements that do not constitute Standard Office Improvements, and (B) any future alterations, additions or improvements performed by or on behalf of Tenant. As used herein “Standard Office Improvements” shall mean the Tenant Improvements described on the Space Plans (as defined in Exhibit B), as of the date of this Amendment and any other Tenant Improvements that are Building standard office improvements substantially the same as the Tenant Improvements shown on the Space Plans as of the date hereof and approved by Landlord in accordance with Exhibit B. Nothing contained herein shall be deemed to modify, diminish or excuse Tenant’s obligation to perform the Tenant Improvements in compliance with Laws and otherwise in accordance with Exhibit B.

8. Early Availability. Tenant acknowledges that the Substitution Space is currently leased by Landlord (as successor in interest to CM Capital Corporation) to Citibank (West), FSB (“Citibank”) pursuant to the terms of a lease dated January 2, 1997, as the same may be amended from time to time (the “Existing Lease”). Notwithstanding anything herein to the contrary, if the Existing Lease terminates (or Citibank’s right to possession is terminated) prior to its stated expiration date, Landlord, at its option, may provide Tenant with written notice of such prior termination (the “Prior Termination Notice”). If Landlord provides Tenant with a Prior Termination Notice, the Substitution Effective Date shall be accelerated to be the date Landlord delivers possession of the Substitution Space to Tenant; provided that notwithstanding the foregoing, in no event shall the Substitution Effective Date be earlier than the date that is the later of (a) June 1, 2006 or (b) sixty (60) days following the date Landlord delivers a Prior Termination Notice to Tenant.

9. Signage.

(a) As of the Substitution Effective Date, Tenant shall remove, at its sole cost and expense, its existing sign located on the Building (the “Existing Sign”) and, upon removal of Citibank’s signs by Landlord at its sole cost, install new signs (collectively, the “Building Signage”) on to the portions of the Building in which Citibank’s signs are currently located, as depicted on Exhibit C-1 attached hereto (the “Substitution Space Sign Location”), which removal and installation shall be subject to the terms of this Section 9. The general approved sign specifications for the New Signs are set forth on Exhibit C-2 attached hereto. The exact location of the Building Signage shall be subject to all applicable federal, state and local laws, ordinances, codes, rules and regulations (collectively, “Laws”) and Landlord’s prior written approval (if the location or specifications must be changed to comply with such Laws), which approval shall not be unreasonably withheld, provided that the location does not unreasonably detract from the first-class quality of the Building. Such right to Building Signage is personal to Tenant (and any bank to which Tenant assigns the Lease with Landlord’s approval pursuant to Paragraph 14 of the Lease (a “Bank Transferee”)) and is subject to the following terms and conditions: (i) Tenant shall submit plans and drawings for the Building Signage to the City of Palo Alto and to any other public authorities having jurisdiction and shall obtain written approval from each such jurisdiction prior to installation, and shall fully comply with all applicable Laws; (ii) Tenant shall, at Tenant’s sole cost and expense, design, construct and install the Building Signage; (iii) the Building Signage shall be subject to Landlord’s prior written approval (except for such approval that has been granted above), which shall not be unreasonably withheld or delayed; and (iv) Tenant shall maintain the Building Signage in good condition and repair, and all costs of maintenance and repair shall be borne by Tenant. Maintenance shall include, without limitation, cleaning at reasonable intervals. Tenant shall be responsible for any electrical energy used in connection with the Building Signage. Tenant must adhere to Landlord’s Building rules as previously agreed to regarding the installation of the Building Signage (i.e. Building Signage shall not be attached directly onto the Building exterior granite). At Landlord’s option, Tenant’s right to the Building Signage may be revoked and terminated upon occurrence of any of the following events: (A) Tenant shall be in default under the Lease beyond any applicable cure period; (B) Tenant occupies less than the entire Premises (unless Tenant or a Bank Transferee occupies the balance of the Premises); or (C) the Lease shall terminate or otherwise no longer be in effect.

(b) Tenant shall promptly repair, at its sole cost and expense, any damage to the Building as a result of Tenant’s removal of the Existing Sign and restore the Building to its condition existing prior to the installation of the Existing Sign; provided, however, Tenant need not replace the mullions to which the Existing Sign is attached as long as Tenant shall reasonably patch the screw holes in such mullions which were used to attach the Existing Sign. Upon the expiration or earlier termination of the Lease or at such other time that Tenant’s signage rights are terminated pursuant to the terms hereof, if Tenant fails to remove the Exiting Sign and/or the Building Signage and repair the Building in accordance with the terms of this Section, Landlord shall have the right, but not the obligation, to cause the Existing Sign and/or the Building Signage, as applicable, to be removed from the Building and the Building to be repaired and restored to the condition which existed prior to the installation of the Existing Sign and/or Building Signage (including, if necessary, the replacement of any precast concrete panels if Tenant made holes in such panels), as applicable. Such work shall be performed at the sole cost and expense of Tenant and otherwise in accordance with the Lease, as amended hereby, without further notice from Landlord notwithstanding anything to the contrary contained in the Lease, as amended hereby; provided, however, that the mullions to which the Existing Sign and/or the Building Signage is attached shall not be replaced and the screw holes in such mullions which were used to remove and/or attach the Existing Sign and/or the Building Signage shall be reasonably patched). Tenant shall pay all costs and expenses for such removal and restoration within five (5) days following delivery of an invoice therefor.

(c) The rights provided in this Section 9 shall be non-transferable, except to a Bank Transferee, unless otherwise agreed by Landlord in writing in its sole discretion.

10. Parking.

(a) Effective as of the Substitution Effective Date, the number of non-exclusive parking spaces in the parking garage for the Building (the “Parking Garage”) allocated to Tenant pursuant to the Lease shall be amended to be eighteen (18) unreserved parking spaces on levels B, C and C1 (the “General Parking Spaces”). Upon not less than thirty (30) days prior written notice to Landlord and subject to Tenant’s obligation to pay any monthly charge for such reserved spaces as set forth below, Tenant may exchange (i) up two (2) of the Paid General Parking Spaces (defined below) for up to two (2) reserved parking spaces on level B-1 of the Parking Garage, as depicted on Exhibit D attached hereto (the “Level B-1 Reserved Spaces”) and (ii) up to four (4) Paid General Parking Spaces for up to four (4) reserved parking spaces on level A (“Level A Reserved Spaces”). The Level B-1 Reserved Spaces and the Level A Reserved Spaces are collectively referred to herein as the “Reserved Spaces”. The parking spaces allocated to Tenant hereunder are collectively referred to as the “Parking Spaces”). Tenant’s use of the Parking Spaces shall be in common with other tenants of the Building and tenants of the building located adjacent to the Building (subject to Tenant’s rights with respect to any Reserved Spaces), upon reasonable terms and conditions as may be established from time to time by Landlord. During the Substitution Space Term, there shall be no charge for Tenant’s use of seven (7) of the General Parking Spaces. Tenant shall pay as Additional Rent the standard rate for the remaining eleven (11) General Parking Spaces (“Paid General Parking Spaces”) (or so many thereof that are not exchanged for Reserved Space in accordance with this Section) and for any Level A Reserved Spaces and Level B-1 Reserved Spaces. The current rate for the General Parking Spaces is $100.00 per month per Parking Space, $110.00 per month per Level B-1 Reserved Space, and $120.00 per month per Level A Reserved Space, subject to adjustment from time to time, which amount shall be payable by Tenant to Landlord or any third party operator of the Parking Garage, as applicable, without demand, offset, or deduction. Tenant shall be entitled to designate any Level A Reserved Spaces as “visitor” spaces for Tenant’s visitors, provided that the design, size, color and location of any signage identifying such visitor spaces shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld.

(b) Landlord reserves the right in its discretion to determine whether the Parking Garage is becoming crowded and to allocate and assign the previously unassigned parking spaces among Tenant and the other tenants or to restrict the use of certain parking spaces for certain tenants; provided, however, except as required by applicable Laws or in the event of a casualty or a taking by eminent domain, the foregoing reconfigurations of the Parking Garage will not reduce the number of Parking Spaces allocated to Tenant hereunder or the location of any Reserved Spaces. Landlord shall have no responsibility or liability to Tenant for (i) any use, occupancy, or misuse (including but not limited to any overnight parking) by others of any parking spaces in the Parking Garage, including but not limited to those spaces assigned to Tenant, if any, (ii) any personal injuries or death arising out of any matter relating to the Parking Garage, or (iii) loss or damage to any property (including any loss or damage to any motor vehicle or the contents thereof due to theft, vandalism or accident) arising from or related to use of the Parking Garage by Tenant and Tenant’s Agents. Landlord reserves the right to assign specific parking spaces and to reserve parking spaces (other than the Reserved Spaces, if any) for visitors, small cars, persons with disabilities, and for other tenants or third parties from time to time and neither Tenant nor Tenant’s Agents shall park in any location designated by Landlord for such purposes. Landlord reserves the right to establish in the rules and regulations for the Parking Garage and impose reasonable fines for any violation of the rules and regulations relating to parking by Tenant or any of Tenant’s Agents. Tenant shall promptly pay, upon written demand by Landlord, any fine so established from time to time by Landlord for any violation of the rules and regulations relating to parking by Tenant or any of Tenant’s Agents. In the event Tenant surrenders any or all of the Parking Spaces under the Lease, as amended hereby, during the Extended Term, Tenant shall have no further right under the Lease, as amended hereby, to use such Parking Spaces. Tenant hereby acknowledges and agrees that expenses related to the Parking Garage are specifically included in Operating Expenses and such expenses are not offset by Landlord in any way by any charges or fees paid by Tenant or other tenants or guests in the Building to Landlord.

11. ATM. Following the Substitution Effective Date, Tenant shall have the right, subject to the provisions hereof, to install and operate, at Tenant’s sole cost and expense, one (1) “point-of-sale” electronic fund transfer processing system utilizing debit and credit cards (which system together will all related equipment, wiring, accessories and identifying signage, shall hereinafter be defined individually as an “ATM”) in a location where Citibank’s ATM is currently located, as depicted on Exhibit C-1 attached hereto. Landlord shall use commercially reasonable efforts to remove Citibank’s ATM on or before the date that is thirty (30) days following the Substitution Effective Date and Tenant shall have no right to install the ATM until Citibank’s ATM is so removed.

(a) Compliance with Paragraph 6. The installation of the ATM shall comply with the provisions of Paragraph 6 of the Lease and this Section 11; provided, however, that Tenant shall be required to provide at least sixty (60) days’ prior written notice to Landlord of Tenant’s proposed installation of the ATM. Tenant shall reimburse Landlord for any reasonable costs associated with Landlord’s review and supervision of Tenant’s plans and specifications and the installation of the ATM.

(b) Permits and Approvals; Compliance with Laws; Taxes. Tenant shall, at Tenant’s sole cost and expense, obtain all necessary federal, state and local permits, licenses and approvals before installing the ATM. Tenant shall, at Tenant’s sole cost and expense, comply with all Laws, applicable to the installation, use and operation of the ATM, including, without limitation, the Americans With Disabilities Act. Tenant shall pay all real property, personal property and any other taxes or fees assessed or imposed in connection with the ATM or the use thereof.

(c) Maintenance. Tenant shall maintain, at Tenant’s sole cost and expense, the ATM, the areas in the immediate vicinity thereof to the extent such maintenance is required as a result of the use of the ATM and the ATM Signage (as defined below) in a clean, first-class condition and shall service the ATM and fill it with necessary cash and supplies. Tenant shall also clean its ATM supplies in the immediate area of the ATM if they are discarded by users of the ATM. Landlord shall have no responsibility for the ATM and shall not be liable for any damage or disruption to it however caused, including without limitation, due to a disruption in electrical or telecommunications service.

(d) Signage. Subject to Landlord’s prior written approval (which shall not be unreasonably withheld), and subject to obtaining any permits or governmental or quasi-governmental approvals required for such signage, Tenant shall be permitted to install, at Tenant’s sole cost and expense, reasonable and customary signage at the ATM (the “ATM Signage”).

(e) Access to ATMs’ Security. Tenant’s employees shall be permitted access to the ATM only during normal business hours for the Building (or other times in the case of an emergency pursuant to customary practices of Landlord for the same), as the same may be established by Landlord from time to time. Tenant shall provide all security measures that are customary for similar facilities in the vicinity of ATM, including, without limitation, mirrors, surveillance cameras, door locks and adequate lighting, as may be applicable. Tenant shall pay any reasonable costs incurred by Landlord, including the costs of retaining consultants, in connection with reviewing and approving Tenant’s security measures.

(f) Restriction or Discontinuance of ATM. Landlord may restrict the hours of operation of the ATM or require Tenant to temporarily discontinue service in connection with Landlord’s maintenance and repair of the Building, or if necessary in Landlord’s good faith and reasonable judgment for the security of the Building or its occupants or contents, without such action being deemed an eviction of Tenant or a disturbance of Tenant’s use of the Premises or entitling Tenant to any abatement of rental or other monies.

(g) Indemnification. Tenant shall be responsible for assuring that the installation, maintenance, operation, use and removal of the ATM shall in no way damage any portion of the Building. Tenant agrees to be responsible for any damage or loss caused to the Building, or any of its occupants or contents, in connection with the installation, maintenance, operation, use or removal of the ATM and Tenant agrees to indemnify, defend and hold harmless Landlord and Landlord’s Agents from all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including, without limitation, reasonable architects’, consultants and attorneys’ fees (if and to the extent permitted by law), which may be imposed upon, incurred by, or asserted against Landlord or any of the Landlord’s Agents in connection with the installation, maintenance, operation, use or removal of the ATM. If for any reason, the installation or use of the ATM shall result in an increase in the amount of the premiums for any insurance coverage maintained by landlord on the building, then Tenant shall be liable for the full amount of any such reasonably documented and actual increase; provided that in the event Landlord requires Tenant to pay the cost of such increase in insurance premiums pursuant to this Section, Landlord will not discriminate against Tenant in comparison with any other tenant with an ATM located at the Building.

(h) Insurance. Tenant shall cause the insurance policies required to be maintained by Tenant pursuant to the Lease, as amended hereby, to cover the ATM.

(i) Removal. Tenant shall, at Tenant’s sole cost and expense, remove the ATM prior to the expiration or earlier termination of the Extended Term, as may be further extended, and restore the affected areas to their previous condition, reasonable wear and tear excepted, and the provisions of Paragraph 6 of the Lease shall apply with respect to Tenant’s repair and restoration obligations described herein. Notwithstanding the foregoing to the contrary, Tenant shall repair any damage caused by such removal, including the patching of any walls and holes to match, as closely as possible, the color surrounding the areas where the ATM was installed.

(j) No Representations. Landlord makes no representations as to the suitability of the Building for the ATM, whether or not an ATM may be installed under applicable zoning ordinances or other laws, or to the safety or security of the Building and how the same would be affected by the installation of the ATM.

12. Holding Over. If Tenant continues to occupy the Original Premises after the Original Premises Vacation Date (except as expressly provided in Section 1(b) with respect to a Force Majeure Event), occupancy of the Original Premises subsequent to the Original Premises Vacation Date shall be considered a holding over and the provisions of Paragraph 23 of the Lease shall apply. No holding over by Tenant in the Original Premises or payments of money by Tenant to Landlord after the Original Premises Vacation Date shall be construed to prevent Landlord from recovery of immediate possession of the Original Premises by summary proceedings or otherwise. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims made by any other tenant or prospective tenant against Landlord for delay by Landlord in delivering possession of the Original Premises to such other tenant or prospective tenant.

13. Option to Renew. During the Extended Term, Tenant shall continue to have the option to renew the Term of the Lease in accordance with and subject to the terms and conditions set forth in Paragraph 41 of the Lease; provided that (a) the definition of the “Extension Term” set forth in Paragraph 41 of the Lease is hereby amended to be a period of seven (7) years commencing upon the expiration of the Extended Term (the “Second Extension Term”), (b) all references to “Extension Term” set forth in Paragraph 41 of the Lease are hereby amended to mean and refer to the Second Extension Term, (c) notwithstanding anything to the contrary set forth in Paragraph 41 of the Lease, Tenant shall deliver its Exercise Notice not earlier than twelve (12) full calendar months prior to the expiration of the Extended Term and not less than ten (10) full calendar months prior to the expiration of the Extended Term, and (d) no provisions relating to the initial delivery of the Substitution Space to Tenant (including, without limitation, any Landlord construction obligations or tenant improvement allowance provisions) shall be applicable to the Second Extension Term. Notwithstanding anything to the contrary set forth in the Lease, Tenant’s renewal option pursuant to this Section 13 shall be personal to the originally named Tenant hereunder and to a Bank Transferee so long as such Bank Transferee shall have a net worth which is at least equal to the greater of Tenant's net worth at the date of this Amendment or Tenant's net worth as of the day prior to the assignment of the Lease to such Bank Transferee.

14.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment, the Lease shall be amended in the following additional respects:

(a)	Waivers.
(i) Tenant hereby waives any and all rights under and benefits of Section 1950.7 (Security Deposit) of the California Civil Code, and Section 1265.130 (Condemnation) of the California Code of Civil Procedure, or any similar or successor Laws now or hereinafter in effect.

(ii) TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (C) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM, AS AMENDED HEREBY, PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THE LEASE, AS HEREBY AMENDED.

(b) Remedies. Paragraph 18(c) of the Lease is hereby amended to add the following after the first sentence thereof: “Landlord shall have the remedy described in California Civil Code Section 1951.4 (“Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations”), or any successor code section.”

(c) Existing Tenant Improvements. Tenant hereby acknowledges that Landlord has fulfilled all of its obligations with respect to the tenant improvement work set forth in Paragraph 38 of the Lease.

(d) Deletions. Paragraph 37 (Termination Right) and Paragraph 39 (Right of First Offer) of the Lease are hereby deleted in their entireties and shall be of no further force and effect.

(e) CPI Notice Contest. The seventh (7th) sentence of Paragraph 4(e) of the Lease is hereby deleted in its entirety and replaced with the following: “Unless Tenant notifies Landlord of Tenant’s objection to the Base Rent set forth in an Adjustment Notice within thirty (30) days after delivery thereof, Tenant shall be deemed to have accepted the correctness of Landlord’s determination of the Base Rent.”

(f) Alterations. Notwithstanding anything to the contrary contained in Paragraph 6(b) of the Lease, as of the Original Premises Vacation Date, Landlord will not require Tenant to remove any of the alterations, improvements or changes currently existing in the Original Premises other than the safe currently located therein. In addition, Tenant shall have no obligation to remove any of the Tenant Improvements in the Substitution Space described on the Space Plans as of the date hereof or to remove the vault currently located in the Substitution Space. With respect to any Tenant Improvements constructed by Tenant pursuant to Exhibit B attached hereto that are not described on the Space Plans as of the date hereof, notwithstanding anything to the contrary contained in Paragraph 6(b) of the Lease, so long as Tenant’s written request for consent for such Tenant Improvements expressly requests that Landlord inform Tenant whether Landlord shall require such Tenant Improvements to be removed at the expiration or earlier termination of the Lease, at the time Landlord gives its consent for the Tenant Improvements, if it so does, Tenant shall also be notified whether or not Landlord will require that the Tenant Improvements (or any portion thereof) be removed upon the expiration or earlier termination of the Lease. If Tenant’s written notice strictly complies with the foregoing and if Landlord fails to notify Tenant whether Tenant shall be required to remove the subject Tenant Improvements at the expiration or earlier termination of the Lease within ten (10) business days following Tenant’s request, it shall be assumed that Landlord shall require the removal of such Tenant Improvements, except as otherwise agreed to in writing by Landlord. Notwithstanding the foregoing, Tenant may, within ten (10) days following the expiration of the ten (10) business day period described above, provide to Landlord a second written notice which shall comply with the requirements stated above in this Section. If Tenant’s second written notice strictly complies with the terms of this Section and if (a) Landlord fails to notify Tenant within five (5) business days of Landlord’s receipt of such second written notice whether Tenant shall be required to remove the subject Tenant Improvements at the expiration or earlier termination of the Lease, and (b) the subject Tenant Improvements are Building standard office improvements substantially similar to the Tenant Improvements described on the Space Plans as of the date hereof, Tenant shall not be require to remove the subject Tenant Improvements at the expiration or earlier termination of the Lease.

(g) Insurance. Paragraph 8 of the Lease is hereby deleted in its entirety and replaced by the following:

“8.	Insurance.

(a) Tenant shall maintain in full force and effect at all times during the Term (including any extension(s)), at its own expense, for the protection of Tenant and Landlord, as their interests may appear, policies of insurance issued by a responsible carrier or carriers reasonably acceptable to Landlord, which afford the following coverages: (i) Workers’ Compensation and occupational disease insurance, employee benefit insurance or any other insurance in the statutory amounts required by the laws of the state in which the Building is located, with broad form all-states endorsement and employer’s liability insurance with a limit of $1,000,000.00 for each accident; (ii) Commercial General Liability insurance with respect to the Premises and the business operated by Tenant and any subtenants, licenses and concessionaires of Tenant, including coverage for bodily injury, personal injury and death, property damage and contractual liability recognizing provisions of this Lease written on an occurrence form with limits of not less than $1,000,000.00 for each occurrence and $3,000,000.00 general aggregate per location, naming Landlord, Landlord’s Agents, and Landlord’s lender as additional insureds; (iii) Automobile Liability Policy, covering all owned, non-owned, borrowed or hired vehicles, including loading and unloading thereof, with a combined single limit of $1,000,000 for bodily injury and property damage arising out of ownership, maintenance or use of any auto; (iv) “All Risk” insurance against fire with extended coverage, vandalism, malicious mischief and all risk endorsements (Special Form), including terrorism, in an amount adequate to cover the full replacement value of all alterations, improvements and additions to the Premises made by or on behalf of Tenant, including the Tenant Improvements, Tenant’s personal property, fittings, installations, decorations, alterations, betterments, contents and signs, plate glass for all plate glass at the Premises and any other personal property in or on the Premises in the event of fire or other casualty; (v) Business Interruption insurance sufficient to reimburse Tenant for direct or indirect costs (including rental obligations) and loss of income attributable to all events/perils or to prevention of access to the Premises or to the Property as a result of such perils; and (vi) Business Interruption insurance (including Extra Expense) fully compensating for the amount of charges and additional rent owned to Landlord by Tenant for a period of not less than twelve (12) months. Tenant’s insurance pursuant to clause (iv) above shall be in the full amount of the replacement cost, reviewed on an annual basis to account for inflation, and shall name Landlord, Landlord’s Agents and Landlord’s lender as additional insureds.

(b) All insurance shall be in a form reasonably satisfactory to Landlord. All policies shall consist of “occurrence” based coverage, without provision for subsequent conversion to “claims” based coverage. All policies required by Paragraph 8(a) shall be carried with companies that have a general policy holder’s rating of not less than “A” and a financial rating of not less than Class “X” in the most current edition of Best’s Insurance Reports and shall not provide for a deductible under co-insurance provision in excess of $10,000.00. All policies required by Paragraph 8(a) shall provide that the policies shall not be subject to reduction or cancellation except after at least thirty (30) days’ prior written notice to Landlord, and they shall be primary as to Landlord. If Tenant fails to procure and maintain the insurance required hereunder, Landlord may, but shall not be required to, order such insurance at Tenant’s expense and Tenant shall reimburse Landlord for the same. Such reimbursement shall include all sums incurred by Landlord, including reasonable attorneys’ fees. Landlord makes no representation that the limits of liability specified to be carried by Tenant under the terms of this Lease are adequate to protect Tenant or Landlord, and in the event Tenant believes that any such insurance coverage called for under this Lease is insufficient, Tenant shall provide, at its own expense, such additional insurance as Tenant deems adequate. Tenant shall give prompt written notice to Landlord in the case of a casualty, accident or repair needed in the Property.

(c) Landlord shall keep in force throughout the Term General Liability coverage for the common areas of the Building in such amounts and with such deductibles as Landlord determines from time to time in accordance with sound and reasonable risk management principles and Special Form Property coverage for the Building at 100% of replacement cost. The carrying of the insurance described herein shall in no way be interpreted as relieving Tenant of any responsibility or liability under this Lease. The cost of all such insurance is included in Operating Expenses. Notwithstanding anything to the contrary contained in this Lease, Landlord, on its own behalf and on behalf of Landlord’s Agents, hereby waives all rights of recovery against Tenant on account of loss and damage occasioned to Landlord and Landlord’s Agents for its property or the property of others under its control to the extent that such loss or damage is insured against (or required to be insured against pursuant to this Lease) under any insurance policies which may be in force at the time of such loss or damage provided that such waiver by Landlord shall not extend to the amount of any reasonable deductibles on any insurance coverage carried by Landlord. Tenant hereby waives all rights of recovery against Landlord and Landlord’s Agents on account of loss and damage occasioned to Tenant or its property or the property of others under its control to the extent that such loss or damage is insured against (or required to be insured against pursuant to this Lease) under any insurance policies which may be in force at the time of such loss or damage. Tenant and Landlord shall, upon obtaining policies of insurance required hereunder, give notice to the insurance carrier that the foregoing mutual waiver of subrogation is contained in this Lease and Tenant and Landlord shall cause each insurance policy obtained by such party to provide that the insurance company waives all right of recovery by way of subrogation against either Landlord and Landlord’s Agents or Tenant in connection with any damage covered by such policy.”

(h) Insurance Certificate. Not later than thirty (30) days prior to the Substitution Effective Date, Tenant shall provide Landlord with a certificate of insurance evidencing that the Substitution Space is covered by Tenant’s insurance required pursuant to Paragraph 8 of the Lease, as amended pursuant to Section 14(g) above, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s insurance.

(i) Maintenance. Subject to the limitation set forth in the second sentence of Paragraph 9(a) of the Lease, in addition to Landlord’s maintenance obligations pursuant to such paragraph, Landlord shall maintain the structural parts of the Building (of which the Premises is a part), which structural parts include only the foundation and the roof of the Building and, except to the extent any repair is caused by the acts of omissions of Tenant or any Tenant’s Agents, the subflooring and load bearing walls of the Building and the Premises. The cost of such maintenance shall be included in Operating Expenses to the extent permitted pursuant to the terms of the Lease.

(j) Destruction of Premises. The second to the last sentence of Paragraph 12(b) of the Lease is hereby deleted in its entirety and replaced by the following:

“If Landlord determines that the repair and restoration work to be performed by Landlord in accordance with Paragraph 12(a) hereof cannot, as reasonably estimated by Landlord (the “Completion Estimate”), be completed such that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within one hundred eighty (180) days from the date the repair is started, then Tenant shall have the right to terminate this Lease upon written notice to the other within ten (10) days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant’s Agents. In addition, Tenant shall have the right to terminate this Lease if: (a) a substantial portion of the Premises has been damaged by fire or other casualty and such damage cannot reasonably be repaired (as reasonably determined by Landlord) within sixty (60) days after Landlord’s receipt of all required permits to restore the Premises; (b) there is less than one (1) year of the Term remaining on the date of such casualty; (c) the casualty was not caused by the negligence or willful misconduct of Tenant or Tenant’s Agents; and (d) Tenant provides Landlord with written notice of its intent to terminate within thirty (30) days after the date of the fire or other casualty. If neither party exercises the right to terminate this Lease in accordance with this Paragraph 12(b), Landlord shall repair such damage and restore the Building and the Premises in accordance with Paragraph 12(a) hereof and this Lease shall, subject to Paragraph 12(a) hereof, remain in full force and effect.”

(k) Capital Improvements. Notwithstanding anything to the contrary set forth in the Lease, Operating Expenses shall not include any capital improvements except for those capital improvements expressly included in Operating Expenses pursuant to Paragraph 34(b) of the Lease.

18.	Miscellaneous.

(a) This Amendment, including Exhibits A (Outline and Location of Substitution Space), B (Tenant Alterations), B-1 (Space Plans), C-1 and C-2 (Location of Building Signage and ATM) and D (Location of Reserved Spaces) attached hereto, sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

(b) Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(c) In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

(d) Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

(e) The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

(f) Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment other than Colliers International representing Landlord. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment.

(g) Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

(h) Redress for any claim against Landlord under the Lease and this Amendment shall be limited to and enforceable only against and to the extent of Landlord’s interest in the Building (as defined in the Lease). The obligations of Landlord under the Lease, as amended, are not intended to and shall not be personally binding on, nor shall any resort be had to the private properties of, any of its trustees or board of directors and officers, as the case may be, its property manager, the general partners thereof, or any beneficiaries, stockholders, employees, or agents of Landlord or the property manager.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have entered into and executed this Amendment as of the date first written above.

LANDLORD:		TENANT:

PAOC, LLC, a Delaware limited liability company		BRIDGE BANK OF SILICON VALLEY N.A., a federally chartered national bank

By:		By:

Name:		Name:

Title:		Title:

Dated:	______________________________, 2006	Dated:	____________________________, 2006

EXHIBIT A

OUTLINE AND LOCATION OF SUBSTITUTION SPACE

A-1

EXHIBIT B

TENANT IMPROVEMENTS

1.
Tenant, following the later of (i) full and final execution and delivery of the Amendment to which this Exhibit is attached and all prepaid rental and insurance certificates required under the Amendment and (ii) the Substitution Effective Date, shall have the right to perform Tenant Improvements to the Substitution Space. The Substitution Space is referred to herein as the “Premises.” Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform the Tenant Improvements in the Premises unless and until Tenant has complied with all of the terms and conditions of Paragraph 6 of the Lease, including, without limitation, approval by Landlord of the final plans for the Tenant Improvements and the contractors to be retained by Tenant to perform such Tenant Improvements. Landlord approves the space plans attached as Exhibit B-1 (the “Space Plans”). Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with Law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Tenant’s plans for the Substitution Space shall include any safe, fireproof files night drop vault. The plans shall also include the ATM if Tenant desires to install the ATM in connection with the Tenant Improvements (subject to the terms and conditions set forth in Section 11 of the Amendment); otherwise Tenant shall comply with the terms of the Amendment and the Lease at such time that Tenant might desire to install the ATM. The parties agree that Landlord’s approval of the general contractor to perform the Tenant Improvements shall not be considered to be unreasonably withheld if any such general contractor (a) does not have trade references reasonably acceptable to Landlord, (b) does not maintain insurance as required pursuant to the terms of this Lease, (c) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Tenant improvements, (d) does not provide current financial statements reasonably acceptable to Landlord, or (e) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor. Notwithstanding the foregoing, Landlord hereby approves SC Builders as the general contractor for the Tenant Improvements.

2.
Provided Tenant is not in default under the Lease as amended, Landlord agrees to contribute the sum of $201,425.00 (i.e., $35.00 per useable square foot of the Premises) (the “Allowance”) toward the cost of performing the Tenant Improvements. The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Tenant Improvements and for hard costs in connection with the Tenant Improvements. The Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performed the Tenant Improvements, within thirty (30) days following receipt by Landlord of (a) receipted bills covering all labor and materials expended and used in the Tenant Improvements; (b) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (c) full and final waivers of lien; (d) as-built plans of the Tenant Improvements; and (e) the certification of Tenant and its architect that to the best of their knowledge after due inquiry, the Tenant Improvements have been installed in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

3.
In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. If Tenant does not submit a request for payment of the entire Allowance to Landlord in accordance with the provisions contained in this Exhibit by the later of (a) December 31, 2007 and (b) the date that is twelve (12) months following the Substitution Effective Date, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Tenant Improvements and/or Allowance.

4.
Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

5.
This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

EXHIBIT B-1

SPACE PLANS

EXHIBIT C-1

LOCATION OF BUILDING SIGNAGE AND ATM

C-1

EXHIBIT C-2

APPROVED SIGN SPECIFICATIONS

C-2

EXHIBIT D

LOCATION OF LEVEL A AND LEVEL B RESERVED SPACES

D-1